EXHIBIT 2.16




               (A free translation of the original in Portuguese)


               FIRST AMENDMENT TO THE SHAREHOLDERS' AGREEMENT OF
                   COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV

FUNDACAO ANTONIO E HELENA ZERRENNER INSTITUICAO NACIONAL DE BENEFICENCIA, headquartered in the City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Faria Lima No. 3.900, 11th floor, registered with the CNPJ under No. 60.480.480/0001-67, and duly represented herein in accordance with its association by-laws (hereinafter referred to as "FZ");

BRACO S.A., a corporation headquartered in the City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Faria Lima No. 3.729, 7th floor (part), registered with the CNPJ under No. 35.756.022/0001-60, and duly represented herein in accordance with its corporate by-laws (hereinafter referred to as "Braco");

EMPRESA DE ADMINISTRACAO E PARTICIPACOES S.A., a corporation headquartered in the City of Sao Paulo, State of Sao Paulo, at Avenida Brigadeiro Faria Lima No. 3.729, 7th floor (part), registered with the CNPJ under No.
27.098.946/0001-99, and duly represented herein in accordance with its corporate by-laws (hereinafter referred to as "ECAP");

and, in the capacity of assenting intervenors,

COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV, a corporation headquartered in the City of Sao Paulo, State of Sao Paulo, at Rua Renato Paes de Barros No. 1017, 4th floor, Itaim Bibi, registered with the CNPJ under No. 02.808.708/0001-07, and duly represented herein in accordance with its corporate by-laws (hereinafter referred to as "AmBev" or "Company");

JORGE PAULO LEMANN, a Brazilian citizen, married, economist, resident and domiciled in the City of Sao Paulo, State of Sao Paulo, registered with the Tax Registry (CPF) under No. 005.392.877-68 and bearer of identity card No. 1.566.020, issued by the IFP on 3/28/72 (hereinafter referred to as "JPL");

MARCEL HERRMANN TELLES, a Brazilian citizen, married, economist, resident and domiciled in the City of Sao Paulo, State of Sao Paulo, registered with the Tax Registry (CPF) under No. 235.839.087-91 and bearer of identity card No. 02.347.932-2, issued by the IFP on 12/12/88 (hereinafter referred to as "MHT"); and

CARLOS ALBERTO DA VEIGA SICUPIRA, a Brazilian citizen, married, business administrator, resident and domiciled in the City of Sao Paulo, State of Sao Paulo, registered with the Tax Registry (CPF) under No. 041.895.317-15 and bearer of identity card No. 1.971.453, issued by the IFP on 9/15/64 (hereinafter referred to as "CAS");

and, in addition, as Intervening Third Party Beneficiary,


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INTERBREW S.A., a company duly organized and validly existing under the laws of Belgium, herein duly represented in accordance with its corporate by-laws (hereinafter referred to as "Interbrew");



Whereas:

     (i) FZ, Braco and ECAP (collectively referred herein as the "Parties") are lawful holders and regular owners, jointly, of 11,159,903,166 (eleven billion, one hundred and fifty nine million, nine hundred and three, one hundred and sixty six) common shares of the total capital stock of the Company;

     (ii) on 07/01/1999, FZ, Braco e ECAP, with JPL, MHT and CAS as intervening parties, entered into a Shareholders Agreement (hereinafter referred to as "Original Shareholders Agreement");

     (iii) since the execution of the Original Shareholders Agreement, the control of AmBev has been exercised in an extremely harmonious way and has resulted in increasing development of the Company and in substantial results for its shareholders;

     (iv) the Parties to the Original Shareholders Agreement, in light of the success obtained after its execution, have an interest in revising certain provisions thereof, as well as deleting other provisions which have proved to be unnecessary due to the fruitful relationship between Braco and FZ;

     (v) there is substantial interest of FZ in maintaining its investment in AmBev and in continuing to share control with the ultimate Braco Controlling Shareholders, as well as maintaining and, if possible, increasing the dividend flow that will serve its permanent institutional objectives;

     (vi) FZ, on one hand, and Braco and Ecap, on the other hand, with a view on revising the Original Shareholders Agreement in order to meet FZ's permanent institutional objectives, agreed on the following modifications: (a) extension of the term of the Original Shareholders Agreement; (b) exclusion of the reciprocal sale and purchase options; (c) restriction on the transfer of Shares held by the Shareholders during the term of the Agreement; (d) connection between the term of the Shareholders Agreement and the terms set out in item 10.2.

FZ, Braco and ECAP resolve to amend the Original Shareholders' Agreement, for the purposes and effects of Article 118 of Law No. 6,404 of December 15, 1976, as follows:

CLAUSE 1 - TERMS AND DEFINITIONS OF THE ORIGINAL SHAREHOLDERS AGREEMENT


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1.1. Except for the terms expressly defined herein, the definitions and concepts contained in Clause I of the Original Shareholders Agreement shall apply to this First Amendment to the Shareholders Agreement ("First Amendment").

CLAUSE 2 - MANAGEMENT OF THE COMPANY

2.1. Clause IV of the Original Shareholders Agreement (Election of the Management of the Company) shall read as follows:

CLAUSE IV - ELECTION OF THE MANAGEMENT OF THE COMPANY

4.1 The boards of directors of the Company and the Subsidiaries, when in place, shall each be comprised of no fewer than 3 (three) and no more than 15 (fifteen) regular members and the same number of alternates, with a term of office of 3 (three) years, reelection being permitted.

4.1.1 Each of the Shareholders may appoint up to 2 (two) observers to the meetings of the Board of Directors of the Company, without the right to vote.

4.1.2 The Shareholders may, by consensus, establish committees within the Company's board of directors, with the purpose of looking into specific matters whose analysis presupposes that their members have specific technical knowledge. The Financial Committee and the Audit Committee are hereby created.

4.2 Regardless of its interest in the voting capital, but provided that it maintains at least the share ownership in the voting capital of the Company it held as of 07/01/1999 in terms of the number of Shares (adjusted for stock dividends, splits, reverse splits), FZ shall have the right to appoint 4
(four) regular members and respective alternates to the board of directors of the Company and of each of the Subsidiaries, when in place.

4.2.1 Braco and ECAP shall jointly have the right to appoint regular members and their respective alternates to the boards of directors of the Company and of each Subsidiary in a number proportional to the number of members appointed by FZ under item 4.2 above, based on the ratio between, on the one hand, the interest of FZ and, on the other hand, the interests of Braco and ECAP in the capital stock of the Company, relative to the total amount of their interests (any fraction greater than 0.5 (half) being rounded to the next whole number). Braco and ECAP shall have the right to elect, from among the directors whom they are entitled to appoint in the manner provided for in item 4.2, one effective member, and respective alternate, appointed by Interbrew.

4.3 The Company's board of directors will have 2 (two) co-chairmen with identical rights and powers, it being the responsibility of FZ alone, on the one hand, and Braco and ECAP jointly, on the other hand, to appoint each of the co-chairmen of the Company's board of directors.

4.3.1 In the resolutions of the Company's boards [sic] of directors, neither co-chairmen shall have the deciding vote.


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4.4 Each of the Shareholders shall, at any time, have the right to petition for the removal of any member of the boards of directors of the Company and/or any of the Subsidiaries, appointed by it; the Shareholders undertake to promptly take or, as the case may be, have the representatives of the Company take all steps necessary towards the removal of said director.

4.5 In the event of removal, resignation, replacement or any other event resulting in the vacancy of the position of any of the members of the board of directors of the Company or any of the Subsidiaries, the Shareholder that has appointed said member will have the right to appoint the respective substitutes (or a new alternate, in the event that the Shareholder opts to confirm the originally appointed alternate for the vacant position), the Shareholders undertaking to exercise their voting right in the Company's meeting of shareholders or, as the case may be, to have the representatives of the Company exercise their voting right in the meetings of shareholders of the Subsidiaries, in such a way as to bring about the election of the proposed member.

4.6 In the resolutions relating to the election of members of the board of directors, the Shareholders shall exercise their voting right in the Company's meetings of shareholders and shall take the steps necessary to assure that the Company's representatives exercise their voting right in the meetings of shareholders of the Subsidiaries, availing themselves of all shares that they hold, always with the objective of electing the largest possible number of directors by the Shareholders.

4.6.1 In the event of adoption of the multiple vote procedure, the Shareholders, in the Preliminary Meeting to be held during the 24 (twenty-four) hours preceding the respective meeting of shareholders of the Company or any of the Subsidiaries, as the case may be, shall resolve on the method of casting their votes so as to assure compliance with the objectives set forth in item 4.6 above and in the other items of this Clause IV, provided, however, that neither of the Shareholders shall request the adoption of the multiple vote procedure without the prior express agreement of the other Shareholder.

4.6.2 The Company's executive board shall consist of a General Officer, and Officers without specific designation, all of them to be elected by the board of directors.

CLAUSE 3 - EXERCISE OF VOTING RIGHT

3.1. Clause V of the Original Shareholders Agreement (Preliminary Meetings and Exercise of Voting Right) shall read as follows:

CLAUSE V - PRELIMINARY MEETINGS AND EXERCISE OF VOTING RIGHT

5.1 Except for resolutions relating to the election of members of the board of directors, in relation to which the provisions of Clause IV above shall apply, each of the Shareholders shall exercise its voting right in the shareholders' meetings of the Company as well as have its representatives on the board of directors of the Company and each of the Subsidiaries exercise their voting rights in the respective corporate bodies, always


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jointly with the other Shareholder (or, as the case may be, the representatives of the other Shareholder) and in accordance with the provisions of this Clause V.

5.2 Whenever duly called under the terms of this Clause V, the Shareholders shall hold, prior to any meeting of shareholders of the Company and/or any of the Subsidiaries and any meeting of the board of directors of the Company and/or the Subsidiaries, a meeting (hereinafter referred to as "Preliminary Meeting") with the purpose of discussing and determining the position to be uniformly maintained by both Shareholders in the shareholders' meetings and/or board meetings that such Preliminary Meetings may precede.

5.2.1 The Preliminary Meetings shall be held in the Company's headquarters or at another address to be established in a timely manner by consensus between the Shareholders.

5.2.2 Except for the Preliminary Meeting under item 4.6.1 above, the Preliminary Meetings shall be held, on first notice, at least 3 (three) days prior to the date of the shareholders' meeting or board of directors' meeting where the decision reached in the respective Preliminary Meeting must be expressed.

5.2.3 Preliminary Meetings may be called by any of the Shareholders or any representative of the Shareholders on the board of directors of the Company and/or any of the Subsidiaries, upon notice to the other Shareholder at least 4 (four) days prior to its stipulated date. The notice must be in writing and set forth the agenda for the Preliminary Meeting to which it refers, and there may only be resolutions regarding the matters on the agenda.

5.2.4 Regardless of the provisions of items 5.2.1 to 5.2.3 above, Preliminary Meetings attended by at least 1 (one) representative of each Shareholder shall be deemed regularly called and held.

5.2.5 Should any Shareholder fail to attend a regularly called Preliminary Meeting, a second notice will be deemed automatically given for the same Preliminary Meeting, which in such case shall be held at the same place, 24 (twenty-four) hours after the date and time stipulated in the first notice, even if it is not a business day.

5.2.6 Preliminary Meetings shall be held, on first notice, with the attendance of both Shareholders and, on second notice, with the attendance of either of them.

5.3 The Shareholders hereby undertake to use their best efforts to define in the Preliminary Meetings, always by consensus, the position to be adopted by the Shareholders in the shareholders' meeting or board of directors' meeting related to the respective Preliminary Meeting. Nevertheless, should a consensus not be reached, the position to be adopted shall be defined by the Shareholder with the greatest number of shares having voting rights issued by the Company, provided that the matter under discussion is not (i) the election of members of the board of directors, in connection with which the procedure described in Clause IV above must be followed; or (ii) any of the


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matters set forth in item 5.4 below, in connection with which the adoption of any decision shall depend on consensus of the Shareholders.

5.4 The matters identified below must be necessarily submitted to the approval of the general shareholders' meeting and/or the board of directors' meetings of the Company and/or Subsidiaries, as the case may be, and shall be approved in the Preliminary Meetings only by means of the affirmative vote of both
Shareholders:

     (a) any amendment to the by-laws of the Company and/or any of the Subsidiaries with the purpose of amending: (i) the corporate objectives; (ii) the term of duration; and/or (iii) the composition, powers and duties of the management bodies;

     (b) approval of the annual investment budget of the Company and/or of any of the Subsidiaries when the amount of the investments exceeds 8.7% (eight point seven per cent) of net sales of the Company foreseen for the same fiscal year;

     (c) designation, dismissal and substitution of the General Officer of the Company;

     (d) approval or amendment to the remuneration policy of the board of directors and of the executive board of the Company as well as of the Subsidiaries;

     (e) approval of Stock Option Purchase Plans for the managers and employees of the Company and/or Subsidiaries;

     (f) change in the Company's and/or Subsidiaries' statutory dividends policy;

     (g) increases in the Company's and/or the Subsidiaries' capital, with or without preference right, by subscription, creation of a new class of shares or changes in the characteristics of the existing shares, as well as decrease in capital, issuance of debentures, whether or not convertible into shares, warrants and creation of beneficiary bonds by the Company and/or any of the Subsidiaries, except when such legal businesses are carried out between the Company and its Subsidiaries or between the Subsidiaries;

     (h) amalgamations, spin-offs, transformations, mergers, acquisitions and divestments involving the Company and/or any of its Subsidiaries, in the latter case, (x) when such operation involves a company that is not a Subsidiary, directly or indirectly, of the Company, and (y) provided that the transaction in question results in a reduction in the average dividend paid by the Company in the past 5 (five) years, adjusted by the IGP-M published by Fundacao Getulio Vargas as of the date of each payment;

     (i) creation, acquisition, assignment, transfer, establishment of an Encumbrance and/or Disposal, under any title or form, of shares, quotas


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          and/or any securities issued by any of the Subsidiaries, except in the benefit of the Company itself and/or of another Subsidiary;

     (j) contracting by the Company and/or any of the Subsidiaries of a debt transaction that results in a net debt/equity ratio greater than 60/40;

     (k) entering into amendment, termination, renewal or cancellation of any contracts, agreements or the like, involving the registered or deposited trademarks in the name of the Company or the Subsidiaries;

     (l) loans and offers of guarantees of any kind by the Company and/or the Subsidiaries to any third parties in an amount greater than 1% (one percent) of the Company's net worth as set forth in the last audited balance sheet, except in favor of: (i) employees of the Company and of its Subsidiaries; and (ii) the Subsidiaries themselves;

     (m) election of members for the Company's board of directors' committees;

     (n) cancellation of the registration as a publicly traded company for the Company and/or any of the Subsidiaries;

     (o) petition for an arrangement with creditors or acknowledgement of bankruptcy by the Company and/or any of the Subsidiaries;

     (p) liquidation or dissolution of the Company and/or any of the Subsidiaries; and

     (q) appointment of the external auditors of the Company and/or any of the Subsidiaries.

5.4.1 Due to the provisions of item 5.4 above, it is hereby expressly agreed that if the Shareholders fail to arrive at a consensus regarding the position to be adopted for the resolution of any of the above matters in a Preliminary Meeting, they undertake henceforth to exercise or have their voting right so exercised so as not to approve the matter that is the subject of the general meeting or board of directors' meeting called at that time.

5.5 For each Preliminary Meeting, minutes shall be drawn up, to be signed by the Shareholders present, summarizing the resolutions taken and establishing the general direction that shall be respected by both Shareholders.

5.5.1 Each of the Shareholders undertakes to exercise its voting right in the shareholders' meetings of the Company and to have its representatives on the board of directors of the Company and each of the Subsidiaries exercise their respective voting rights in such corporate bodies, always in accordance with the prevailing direction on the respective matter, as approved in the Preliminary Meeting if called, and, in such case, as a single block with the other Shareholder.


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5.5.2 The Shareholder that may have possibly failed to attend any Preliminary
Meeting duly called and held under this Clause V shall remain obligated to exercise its voting right in the Company's shareholders' meetings as well as to have its representatives on the board of directors of the Company and each of the Subsidiaries exercise their respective voting rights in said corporate bodies, always in accordance with the prevailing decision on the respective matter as approved in the corresponding Preliminary Meeting.

5.5.3 In the event that the representative of any Shareholder fails to attend the meetings of the board of directors of the Company and/or the Subsidiaries or to cast his/her vote in accordance with the prevailing decision on the respective matter as approved in the corresponding Preliminary Meeting (including by abstention), the harmed party will have the right to vote the shares of the Shareholder who is absent or fails to cast its vote (for abstention or other reason), and, in the case of a member of the board of directors who is absent or fails to cast his/her vote (for abstention or other reason), such voting right shall be exercised by any member elected by the other Shareholder.

5.6 The Shareholders hereby mutually grant each other irrevocable and irreversible powers of attorney to represent each other, so that in the event of the absence of one of the Shareholders in any shareholders' meeting of the Company, the Shareholder present can represent the absent Shareholder, pursuant to Article 126, ss.1, of the Corporation Law, casting the vote strictly within the terms of the minutes of the corresponding Preliminary Meeting.

5.6.1 The mandate referred to in item 5.6 above shall have the same term as this Agreement, pursuant to ss. 7 of Article 118 of Law 6,404/76, as amended by Law 10.303/01.

5.6.2 As an alternative, the Shareholders may appoint, by means of a specific power of attorney, a controller of the voting agreement that is the subject of this Agreement, with the specific function of:

     (a)  seeking to due compliance with its power of attorney;

     (b) informing the Shareholders about decisions to be taken at the shareholders' meeting of the Company and the Subsidiaries, in accordance with the position adopted in the corresponding Preliminary Meetings; and

     (c) whenever necessary, acting as sole representative of the Shareholders in the Company's and the Subsidiaries' shareholders' meetings.

5.6.3 Any vote cast at a Company's shareholders' meeting or in a meeting of the Board of Directors, contrary to the provisions of any of this Agreement shall be deemed void and ineffective, and the chairman of the meeting or of the meeting of the Board of Directors, as applicable, shall refrain from counting the vote exercised in violation of such provisions.


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5.7 Notwithstanding the other provisions of this Clause V, resolution at a
Preliminary Meeting shall not require the vote of the Shareholders or the members appointed by them to the board of directors of the Company and any of the Subsidiaries, on matters relating to:

     (a) review of the accounts of the managers of the Company and any of the Subsidiaries;

     (b) examination, discussion and resolutions on the management report and the financial statements of the Company and any of the Subsidiaries;

     (c)  cases categorized as an abusive exercise of power, as set forth in
          Article 117, ss.1, of the Corporation Law; and

     (d) practices inherent to the duty of diligence and loyalty and other duties of the managers, as established in Articles 153 to 158 of the Corporation Law.

5.8 The Strategic Five-Year Plan of the Company shall be the subject of mutual consultation between FZ and Braco.

5.9 FZ undertakes, in view of the fact that the amendments to the Agreement were made contemplating the 2004 Restructuring, as foreseen in item 6.4.(e), to (x) cause AmBev's directors it appointed to vote favorably to the corporate resolutions related or arising from the implementation of the 2004 Restructuring in the board of directors and in the general meeting, as well as
(y) vote favorably to the same 2004 Restructuring (and to the same corporate resolutions referred to above) in AmBev's general meeting. It also undertakes to cause the members of FZ in the board of directors and in the extraordinary general meetings of the Company, as well as in the preliminary meetings possibly necessary under this Agreement, to analyze and vote favorably and without remarks on the proposal of the Incorporacao, which general conditions appear in the draft of the Incorporacao Agreement submitted to the board of directors of the Company on March 1 and 2, 2004.

CLAUSE 4 - RESTRICTIONS ON THE TRANSFER OF SHARES

4.1. Clause VI of the Original Shareholders Agreement (Transfer of Shares) shall read as follows:

CLAUSE VI - TRANSFER OF SHARES

6.1 Being recognized by the Shareholders that it is entirely in accordance with their investment objectives, and, in the case of FZ, also in accordance with its permanent institutional objectives, that seeks its participation in Company's capital, FZ, Braco and Ecap hereby agree: (i) not to Dispose, directly or indirectly, of their Shares, through private trades, on the stock market or on the over-the-counter market, including by way of tender offers, either voluntary or mandatory, except as provided in this Clause VI, during the term of this Agreement and (ii) not to create any type of Encumbrance on its Shares, in both cases, without the prior written consent of the other Shareholder.


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6.2 In the event that the Shares owned by any of the Shareholders become subject to seizure, attachment, judicial surety or any other restrictive measure, and that such restriction on the Shares is not waived within 30 (thirty) days after the imposition of the restrictive measure, such fact must be communicated by the Shareholder holding the Shares subject to the restrictive measure, to the other Shareholder by means of a notification, with a copy sent to the two co-chairmen of the Company's board of directors, with such notification being considered as an offer to sell the Shares subject to the restriction to the other Shareholder. For purposes of this item, irrespective of the notification mentioned above, the acknowledgement of the restrictive measure by the other Shareholder shall be equally considered as being an offer for sale of the Shares subject to the restrictive measure, and such offer will be considered effective 30 (thirty) days after the imposition of the restrictive measure, provided that the Shares have not been released from such restrictive measure by such date. In the case of an offer to sell, pursuant to the terms of this item, the price of the Shares subject to the restrictive measure must be the Stipulated Price and the Shareholder accepting the offer may pay such price in court to acquire such Shares. Such value as may be in excess shall be paid to the Shareholder whose Shares have been subject to the restriction. However, in the event that the obligations guaranteed by the legal restriction exceed the Stipulated Price set out in item 11.4, the Shareholder whose Shares have been subject to the restriction shall be held liable, vis-a-vis the other Shareholder, for the difference in the amount that the other Shareholder may be required to deposit in order to acquire the Shares. Failure to repay such difference within 5 (five) days shall subject the Shareholder whose Shares were subject to the restriction to an extra-judicial foreclosure.

6.3 The Shareholders hereby agree to exercise the subscription rights corresponding to the Shares each of them holds, or to transfer such subscription right to the other Shareholder, for market price, according to the following:

     (a) each Shareholder must confirm to the other Shareholder, by means of notification with a copy sent to the co-chairmen of the Company's board of directors, that it intends to exercise the right of first refusal to subscribe the new shares to be issued by the Company within 10 (ten) days of the beginning of the expiration period set for the exercise of such right;

     (b)  if after the lapse of the period established in letter (a) of this item 6.3 no positive statement was made by one of the Shareholders, the other Shareholder may, within 10 (ten) days thereafter, also state in writing its intent to subscribe the new shares that will not be subscribed by the silent Shareholder, by depositing the amount referred to in item 6.3 at the Company's headquarters;

     (c) after the 10 (ten) day period established for the other Shareholder to make a statement according to letter (b) of this item 6.3 has elapsed, without such Shareholder having made the statement, the Shareholder that holds the right to subscribe may transfer such right to third parties.


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6.4 The obligation not to dispose of the Shares set forth in this Clause VI shall not apply to the following:

     (a) the fiduciary Disposal of 1 (one) Share by any Shareholder to any member of the Company's board of directors as they may indicate; or

     (b) the Disposal of Shares by any of the Shareholders to any person (i) exercising Corporate Control over such Shareholder; (ii) under the Corporate Control of such Shareholder; or (iii) under the same Corporate Control as such Shareholder; or

     (c) the Disposal of the Shares of any Shareholder causa mortis [Lat.: by reason of death]; or

     (d) any transfer of Shares between the Braco Controlling Shareholders and/or between corporations over which Corporate Control is exercised by the Braco Controlling Shareholders.

     (e) the indirect Disposal of Shares by the Braco Controlling Shareholders, through the Disposal of Shares of Braco or Ecap, directly or through entities under common control (direct or indirect) by the Braco Controlling Shareholders or companies controlled by any of them, if (i) among themselves or (ii) to Interbrew or to entities or foundations (stichting) that control Interbrew (the "2004 Restructuring"), in which case such entities will be considered to be "Braco Controlling Shareholders" for the purposes of this Agreement.

6.4.1 Subject to the provisions of item 6.4.2 below, the Shares of any of the Shareholders which are Disposed of under the events of letters (a) through (d) of item 6.4 above shall remain entirely subject to this Agreement, which shall be extended to the acquirer of such Shares (hereinafter to be referred to simply as "Acquirer") with all their rights and obligations, including the 20 (twenty)-year period set forth in item 10.1 below.

6.4.2 A condition precedent for the validity of the Disposal of Shares under the events provided for in letters (a), (b) and (d) of item 6.4 above shall be the prior signing, by the respective Acquirer, of an instrument by which it adheres to this Agreement, irrevocably and irreversibly binding itself to unconditionally comply with all its terms and provisions. In the event of the Disposal of Shares set forth in letter (c) of item 6.4 above, acceptance of this Agreement by the successor shall be automatically assumed.

6.4.3 In the event that any of the Shareholders Disposes of its Shares in accordance with the provisions contained in letters (a), (b), (c) and (d) of item 6.4 to more than one Acquirer, such Acquirers (together with the selling Shareholder, in the event that such Shareholder still holds a portion of Shares) shall all be treated as one single party for the purposes of this Agreement, in which case the term "Shareholder" as defined in letter (b) of item 1.1 above shall come to mean all Acquirers jointly (as well as the selling Shareholder, in the event that it still holds a portion of the Shares).


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6.4.4 In the case of letters (b), (c) and (d) of item 6.4 above, in the event that the selling Shareholder fails to maintain any ownership interest in the Company's voting capital, the Acquirers shall indicate, by means of notification to the other Shareholder with a copy sent to the two co-chairmen of the Company's board of directors, to occur within a period not to exceed 5
(five) days from the date on which the selling Shareholder ceased to have Shares in the Company, the name and address of such Acquirer who will individually represent all other Acquirers vis-a-vis the other Shareholder with respect to any and all issues relating to this Agreement, including, but not limited to, summons and notifications, whether judicial or extra-judicial, in any way relating to the capacity of the Acquirers as Company shareholders.

6.4.5 In the event of (i) sale of Shares between the Braco Controlling Shareholders; or (ii) a division between the Braco Controlling Shareholders (and/or their successors) by means of a spin-off or any other form of corporate reorganization of the share interests held thereby, directly or indirectly, in Braco and/or in ECAP; the provisions contained in items 6.4 to
6.4.4 shall be applied, with the Braco Controlling Shareholders (and/or their successors) to be treated as Acquirers of the Shares.

6.5 Any Disposal of Shares, share subscription rights or the creation of any Encumbrance inconsistent with the provisions of this Clause VI shall not be valid, and the Company managers shall be prohibited from posting them to the corresponding corporate ledgers under penalty of personal liability.

CLAUSE 5 - PURCHASE OR SALE OPTION

5.1. Clause VII (Purchase or Sale Option) of the Original Shareholders Agreement is hereby terminated.

CLAUSE 6 - INTERVENING PARTIES

6.1. Clause VIII of the Original Shareholders Agreement (Intervening Parties) shall read as follows:

CLAUSE VIII - INTERVENING PARTIES

8.1 The Company hereby enters into this Agreement in the capacity of an intervening party, acknowledging all its terms and undertaking to comply with all its provisions and, in particular, to file it in accordance with the provisions of article 118 of the Corporation Law.

8.2 The Company shall only be required to comply with any changes in the terms of this Agreement that have been determined by a written instrument, executed by both Shareholders and by the Company itself, in the capacity of intervening party.

8.3 The Company promises to immediately inform the Shareholders of any act, fact or omission that may constitute a violation of this Amendment, as well as to take any measure that may be required by subsequent laws as a condition for maintaining the validity and effectiveness of this Agreement.

8.4 The Braco Controlling Shareholders hereby sign this Agreement in their capacity as intervening parties, acknowledging all its terms and irreversibly and irrevocably promising to comply with all its provisions, particularly those relating to the right of first refusal for the direct or indirect acquisition of Shares.

8.5 The Parties acknowledge that the provisions contained in this Agreement represent a benefit in favor of a third party, Interbrew, pursuant to art. 436 of the Brazilian Civil Code, and hereby wave the right to modify such benefit to the prejudice of such third party beneficiary without its prior written consent. The Parties also grant Interbrew the right to demand compliance of the obligation pursuant to art. 437 of the Brazilian Civil Code.

8.6 Interbrew, in turn, intervenes in this Agreement in order to acknowledge the validity of this Agreement and the provisions contained herein, and undertakes to comply with such provisions, for Itself, its Affiliates and their respective successors.

CLAUSE 7 - NOTIFICATIONS

7.1. Clause IX of the Original Shareholders Agreement (Notifications) shall read as follows, due to the modification in the parties' addresses:

CLAUSE IX - NOTIFICATIONS

9.1 Any communication, notification and/or notice to be made in connection with the provisions of this Agreement shall necessarily be in writing and sent to the addresses specified below, and will be considered as having been duly made (i) 48 (forty-eight) hours after dispatch, if sent by special courier with confirmation of receipt; (ii) 24 (twenty-four) hours after transmission by fax, provided there is an express confirmation of receipt; or (iii) on the date stated in the delivery confirmation, in the case of registered letters:

     (a) if sent to FZ, at:

          Avenida Brigadeiro Faria Lima No. 3.900, 11th floor
          Sao Paulo - SP
          CEP 04538-132
          fax: (011) 3708-0110
          Attn.: Victorio De Marchi

     (b) if sent to Braco and/or to ECAP, at:

          Avenida Brigadeiro Faria Lima No. 3729 - 7(degree) andar
          Sao Paulo - SP
          CEP 04538-905
          fax: (011) 3049-5577
          Attn.: Marcel Herrmann Telles

     (c) if sent to the Company, at:

          Rua Renato Paes de Barros 1017, 4th floor
          Sao Paulo - SP
          CEP 04530-001
          fax: (011) 2122-1523
          Attn.: Luiz Felipe Dutra Leite

     (d) if sent to the Braco Controlling Shareholders, at:

          Av. Brigadeiro Faria Lima No. 3729 - 7(degree) andar Sao Paulo - SP CEP 04538-905 fax: (011) 3049-5577
          Attn.: Marcel Herrmann Telles

     (e) if sent to Interbrew, at:

          Vaartstraat 94
          B-3000 Leuven
          Belgium
          fax: 32 16 31 54 46
          Attn.: Corporate Secretary

9.2 Any of the parties may change the notification address set forth in item
9.1 above, provided that they notify the other parties, reporting such change of address in accordance with the provisions contained in this Clause IX.

CLAUSE 8 - TERM

8.1. Clause X of the Original Shareholders Agreement (Term) shall read as follows:

CLAUSE X- TERM

10.1 This Agreement shall be effective until July 1, 2019, and, subject to item 10.2, shall be automatically extended for successive 10 (ten) year periods, provided that none of the Shareholders expressly waives it with a minimum of 180 (one hundred eighty) days in advance of the end of the 10
(ten)-year period, or its respective extensions, as the case may be.

10.2 Braco and Ecap shall have the unilateral option to accelerate the termination of the Shareholders Agreement if the current procedure set out in the bylaws for the election of the members of the Board of Trustees of FZ is modified or ceases to be followed for any reason other than a change in the law or regulations applicable to private law foundations.

CLAUSE 9 - SPECIFIC PERFORMANCE

9.1. Clause XI of the Original Shareholders Agreement (Specific Performance) shall read as follows:

CLAUSE XI - SPECIFIC PERFORMANCE

11.1 The Shareholders acknowledge and declare that the mere payment of losses and damages shall not constitute sufficient compensation for breaches of any obligation undertaken herein.

11.2 The provisions of this Agreement shall be subject to specific performance, pursuant to article 118, paragraph 3 of the Corporation Law, with the Shareholders acknowledging that this instrument constitutes an extra-judicial executive title for the enforcement of the provisions of articles 461, 462, 639 and subsequent articles of the Code of Civil Procedure.

11.3 The Shareholders shall not waive but, conversely, may resort to any legal action or measure (including the collection of losses and damages) to which they may be entitled pursuant to the law, and they expressly promise to accept such penalties, court orders and other claims of such nature as are intended to prohibit or prevent breaches of this Agreement.

11.4 Without limiting the generality of the other items of this Clause and in item 6.1, it is hereby agreed that any measure that violates, directly or indirectly, by action or omission, the bilateral obligation of the Shareholders not to Dispose of the Shares (or to create an Encumbrance on them), even if such obligation is declared invalid, shall give the innocent Shareholder the option (non revocable if the defaulting Shareholder does not carry out such Disposal) to, instead of declaring the transaction invalid and inneffective, exercise the right of first refusal over the Shares offered for Disposal, for the market price of such Shares (adjusted according to item 11.4.1), calculated as the average weighted price of the Shares over the 20 days immediately preceding the date in which the Shares were offered for Disposal, in the stock exchange in which the Shares have a greater volume of trading (being understood that, if the shares are not traded in at least half of the trading days, the period for calculation shall be increased to 40 days; and if the lack of trading in less than one half of those trading days, shall be, consecutively, (x) adopted the average weighted price of the preferred shares of the Company in the same stock exchange, during the same 20 or 40 trading days, depending on whether there is trading on more than half of the trading days or (y) adopted the average weighted price of the Shares or the preferred shares of the Company in another stock exchange, during the same trading days).

11.4.1 The market price calculated pursuant to item 11.4 shall be multiplied by 0.9 (nine tenths) to determine a penalty for the arrears.

11.4.2 For the purposes of this Clause, the management of the Company shall, without prejudice of its obligation not to register the proposed (or effected) Disposal made in violation of the terms of this Agreement, notify the other Shareholder.

11.4.3 The market price defined pursuant to the terms of item 11.4 shall correspond to the Stipulated Price for purposes of item 6.2 above.

CLAUSE 10 - CONFIRMATION OF THE OTHER PROVISIONS AND RESTATEMENT

10.1. The remaining provisions of the Original Shareholders Agreement shall remain in full force and effect, which is hereby restated and signed by the parties in the form of Annex I.

CLAUSE 11 - BY-LAWS OF THE COMPANY

11.1. The mandatory minimum dividend foreseen in the bylaws of the Company shall be increased to 35% (thirty five percent), and the current rule that provides for the stability of this percentage during a period of 30 years shall be maintained, the parties undertaking to effect such amendment in the first shareholders meeting to be held.

Being thereby in due agreement, the Shareholders hereby sign this instrument in 5 (five) identical copies.

      [execution page of the First Amendment to Companhia de Bebidas das
                 Americas - AMBEV executed on the date below]



                           Sao Paulo, March 3, 2004.

         /s/ Jose Heitor Atilio Gracioso /s/ Victorio Carlos de Marchi
                      Fundacao Antonio e Helena Zerrenner
                     Instituicao Nacional de Beneficencia


               /s/ Marcel Herrmann Telles /s/ Jorge Paulo Lemann
     /s/ Carlos Alberto da Veiga Sicupira /s/ Roberto Thompson Moses Motta
                                  Braco S.A.


               /s/ Marcel Herrmann Telles /s/ Jorge Paulo Lemann
     /s/ Carlos Alberto da Veiga Sicupira /s/ Roberto Thompson Moses Motta
                 Empresa de Administracao e Participacoes S.A.


                /s/ Jose Adilson Miguel /s/ Claudio Braz Ferro
                   Companhia de Bebidas das Americas - Ambev


                            /s/ Jorge Paulo Lemann
                              Jorge Paulo Lemann


                          /s/ Marcel Herrmann Telles
                            Marcel Herrmann Telles


                     /s/ Carlos Alberto da Veiga Sicupira
                       Carlos Alberto da Veiga Sicupira

              /s/ Francois Jaclot              /s/John F. Brock
              -----------------------          ---------------------
              Francois Jaclot                    John F. Brock
                                Interbrew S.A.

Witnesses:

/s/ Marcio Aparecido Alves Correa       /s/ Tatiana Buzalaf de Andrade e Silva
---------------------------------       --------------------------------------
Name:  Marcio Aparecido Alves Correa    Name: Tatiana Buzalaf de Andrade e Silva
R.G.:  14.114.166                       R.G.: 6.122.637-0 SSP/PR
CPF:  076.009.498-57                    CPF:  021.829.769-65